EXHIBIT 99.3

   Media Contact: Kekst & Co.            STILWELL
      Robert Siegfried (212-521-4832)    FINANCIAL INC.
      Michael Herley (212-521-4897)
                                                     920 Main Street, 21st Floor
                                                    Kansas City, Missouri  64105

Investors Contact:                                              NYSE Symbol:  SV
  Landon H. Rowland (816-218-2416)
    Chairman, President and CEO

  Douglas E. Pittman (816-218-2415)      Release No. 2001-05    January 30, 2001
    Manager of Investor Relations


                                 {NEWS RELEASE}
                             STILWELL FINANCIAL INC.
                      REPORTS BEST FOURTH QUARTER EVER AND
                           RECORD FULL YEAR RESULTS -
                           REVENUES SURPASS $2 BILLION


Kansas City, Missouri

Stilwell Financial Inc. ("Stilwell" or the "Company") announced record fourth quarter earnings, capping a year in which Stilwell reported its highest earnings and revenues. Stilwell reported fourth quarter 2000 earnings of 66(cent) per diluted share (net income of $153.2 million) compared to 43(cent) per diluted share (net income of $98.5 million) in fourth quarter 1999. Exclusive of the fourth quarter 2000 nonrecurring items discussed below, ongoing earnings were 64(cent) per diluted share (net income of $147.0 million), a 49% increase period to period. For full year 2000, consolidated earnings increased to $2.90 per diluted share (net income of $663.7 million) from $1.38 per diluted share (net income of $313.1 million) in 1999. Exclusive of certain nonrecurring items during 2000, ongoing earnings totaled $2.67 per diluted share (net income of $610.8 million).

A 37% increase in average assets under management in fourth quarter 2000 versus 1999 fueled the 49% improvement in ongoing earnings period to period. Due to this asset growth, revenues improved $144.9 million, or 38%. Operating income grew to $243.2 million for fourth quarter 2000 compared to $172.8 million in fourth quarter 1999, primarily due to higher revenues and improved operating margins, particularly at Stilwell's largest subsidiary, Janus Capital Corporation ("Janus"). Exclusive of the one-time items noted below, Stilwell's equity in the net earnings of DST Systems, Inc. ("DST") increased 21% in fourth quarter 2000 versus 1999, continuing the positive growth trend experienced by DST throughout 2000.

For the year ended December 31, 2000, the 95% increase in ongoing net income reflects an 84% increase in average assets under management year to year. Revenues, which surpassed $2 billion for the first time in Company history, increased 85% and operating income nearly doubled over 1999. Equity in ongoing net earnings of DST increased $14.0 million, which is a 32% increase over 1999. Janus reported aggregate net cash inflows of $66.9 billion during 2000, which exceeded 1999's then-record $56.4 billion of inflows by 19% and led all mutual fund companies in the industry.

During 2000, non-recurring gains contributed approximately 23(cent) per diluted share to Stilwell's consolidated net income. These gains included the following:
i) a first quarter after-tax gain of approximately $27.3 million resulting from the settlement of litigation with a former equity affiliate; ii) a first quarter $15.1 million after-tax gain associated with the Company's sale of 192,408 shares of its Janus common stock to Janus for use in connection with the Janus incentive programs; iii) approximately $4.3 million (after-tax) in gains representing the Company's proportionate share of a litigation settlement and sales of marketable securities recorded by DST in the first half of 2000; and
iv) approximately $6.2 million (after-tax) in fourth quarter 2000 gains representing the Company's proportionate share of sales of marketable securities recorded by DST during the quarter.

Diluted Earnings Per Share, Assets Under Management and Margin Comparisons

                                                           Fourth Quarter                            Year
                                                           --------------                            ----
                                                         1999           2000                  1999           2000
                                                         ----           ----                  ----           ----
Diluted Earnings Per Share (1):

  Ongoing Operations                                   $     0.43     $     0.64           $     1.38    $     2.67
  Gain on litigation settlement                            --            --                    --              0.12
  Gain on sale of Janus common stock                       --            --                    --              0.07
  Proportionate share of DST items                         --               0.02               --              0.04
                                                       ----------     ----------           ----------    ----------
      Total                                            $     0.43     $     0.66           $     1.38    $     2.90
                                                       ----------     ----------           ----------    ----------
                                                       ----------     ----------           ----------    ----------

Average Assets Under Management (in billions)          $    208.5     $    284.7           $    164.2    $    301.9
                                                       ----------     ----------           ----------    ----------
                                                       ----------     ----------           ----------    ----------

Operating margins                                           44.8%          45.8%                42.8%         46.1%
                                                       ----------     ----------           ----------    ----------
                                                       ----------     ----------           ----------    ----------

(1) All per share information included herein reflects a stock split declared by the Stilwell Board of Directors on June 13, 2000 to accommodate the spin-off of Stilwell from Kansas City Southern Industries, Inc. (KCSI) on July 12, 2000. For every one share of KCSI common stock, two shares of Stilwell common stock were issued to KCSI shareholders of record as of June 28, 2000. Stock options are included in the respective periods for the proportionate number of days outstanding during each period.

Fourth Quarter:

Stilwell, which includes Janus, Berger LLC, Nelson Money Managers Plc and an approximate 33% equity investment in DST, reported $257.8 billion in assets under management as of December 31, 2000 compared to $257.4 billion as of December 31, 1999. Average assets under management totaled $284.7 billion during fourth quarter 2000 compared to $208.5 billion in prior year's fourth quarter, $324.2 billion in third quarter 2000 and $304.2 billion in second quarter 2000. For the quarter, market depreciation of $57.0 billion and slight net cash outflows (less than $1 billion) resulted in an 18% decline in assets under management. This decline in assets under management generally reflected the net effect to the Company of the widely varied fourth quarter 2000 results for the key market indexes (e.g., an approximately 33% decline in the NASDAQ, an 8% decline in the Russell 2000, a 1% increase in the Dow Jones Industrial Average). Shareowner accounts increased by approximately two million compared to December 31, 1999 and totaled approximately 6.3 million as of December 31, 2000.

Operating margins improved in fourth quarter 2000 versus the comparable 1999 period. This improvement is attributable to the 38% increase in revenues, as well as continued success in maintaining an efficient cost structure. Operating expenses of $287.3 million for fourth quarter 2000 exceeded comparable 1999 by $74.5 million, or 35%, but were 9% below third quarter 2000 expenses. The increase in expenses over prior year occurred in the following key categories:
i)  compensation,  primarily  related to an increase in the number of employees;
ii) third party concession fees resulting from a higher level of assets under management through these distribution arrangements; iii) depreciation and amortization arising from Janus's infrastructure enhancement efforts over the last two years and deferred commission payments in connection with the growth in the Janus World Funds Plc; and iv) professional services fees associated with ongoing web development and maintenance efforts.

Exclusive of the one-time gains associated with DST's sale of securities, fourth quarter 2000 equity earnings from DST were $15.2 million versus $12.6 million in fourth quarter 1999. This improvement was largely attributable to higher earnings in DST's financial services and output solutions segments. Consolidated DST revenues increased 9% due to a higher number of shareowner accounts serviced (totaling 72.1 million at December 31, 2000 versus 56.4 million at December 31, 1999 and 65.1 million at September 30, 2000) and images produced and statements mailed (increases of 14.5% and 1.7%, respectively, since prior year fourth quarter). As highlighted in DST's fourth quarter 2000 earnings news release, DST successfully converted approximately 5.8 million mutual fund shareowner accounts from new customers during the fourth quarter. Consolidated DST operating margins improved to 20.3% during fourth quarter 2000 versus 15.7% in comparable 1999.

Other income increased to $11.6 million for the three months ended December 31, 2000 versus $8.9 million in comparable 1999. This increase was primarily attributable to interest income on money market accounts. The Company's effective tax rate decreased quarter to quarter, primarily due to a higher proportionate share of equity earnings from DST and a reduction in state income tax rates.

Full Year:

For the year ended December 31, 2000, net cash inflows of assets totaled $68.4 billion (of which Janus contributed $66.9 billion). This industry-leading total was substantially offset by market depreciation of $68.0 billion. Average assets under management increased $137.7 billion, or 84%, compared to the average for the year ended December 31, 1999, resulting in a more than $1 billion improvement in revenues.

Operating margins improved from 42.8% to 46.1% year to year, mirroring the strong improvement quarter to quarter. Higher operating expenses were evident in the same cost components noted in the quarterly discussion above. Compensation and third party concession costs were approximately 36% of total revenues during the year ended December 31, 2000 compared to approximately 38% in 1999. With numerous infrastructure enhancements completed throughout 1999 and 2000 and a 132% increase in deferred commission payments resulting from the growth of Janus' offshore funds, depreciation and amortization grew nearly 130% in 2000 versus 1999. The rapid increase in assets under management during the first half of the year generated significant shareowner activity, thereby requiring substantial temporary employee help, which is recorded as professional services fees. The rate of increase in the remaining operating expenses on a combined basis (approximately 51%) continues to trail the rate of revenue growth, thereby contributing to Stilwell's competitive operating margins.

Equity earnings from DST totaled $69.8 million for full year 2000 versus $44.4 million in 1999. Exclusive of Stilwell's $11.4 million (pretax) share of non-recurring DST items, the equity in net earnings of DST improved 32% over 1999. Improvements in revenues and operating margins, together with the non-recurring items discussed above, drove this increase period to period.

Other income of $43.7 million in 2000 exceeded the prior year period by $16.3 million, primarily due to interest income and gains from sales of investments, including investments in advised funds. The effective tax rate declined compared to the prior year due to the non-taxable gain on the sale of Janus common stock to Janus and a reduction in state income tax rates.

OTHER MATTERS

Company Strategy

Stilwell, as a growth-minded, independent organization, plans to continue its historical approach of enhancing and strengthening its existing businesses and also to focus on opportunities that will diversify Stilwell and its subsidiaries in the financial services industry. The Company plans to aggressively pursue strategic partnerships, acquisitions and other transactions to accomplish these goals. The Company also expects to continue its previously announced repurchase program.

Purchase of Janus Shares

As reported on January 25, 2001, Stilwell announced that it will purchase 600,000 shares of Janus common stock from Thomas H. Bailey, Chairman, President and Chief Executive Officer of Janus. The total cost of this purchase is expected to be approximately $610 million. While Stilwell has adequate resources available to fund the purchase, Stilwell is also considering other financing alternatives. As a result of this transaction, Mr. Bailey will own approximately 6% of Janus and Stilwell's ownership will increase to approximately 88.7%.

Annual Meeting of Stockholders

Stilwell also announced that its Annual Meeting of Stockholders will be held on May 10, 2001 at 10:00 am CDT in the Harvest Room at the Kansas City Marriott Downtown Hotel, 200 W. 12th Street, Kansas City, Missouri, 64105.

BUSINESS OUTLOOK

Landon H. Rowland, Stilwell's Chairman, President and Chief Executive Officer, said, "We are pleased to report Stilwell's record quarterly and full year earnings. For the year, Stilwell's revenues, operating income and net income each grew by more than 85% compared to 1999. These results demonstrate the fantastic achievements of our subsidiaries and highlight the ongoing efforts, diligence and dedication of their management teams.

Movements in Stilwell's assets under management during the fourth quarter generally followed the markets, with market depreciation comprising virtually the entire decline in assets during the quarter. While net flows of cash were essentially flat during fourth quarter, the $68.4 billion in net inflows for the year were best in the mutual fund industry. During 2000, Janus closed five funds
- including its flagship Janus Fund - with the objective of ensuring ongoing success for existing fund shareowners. These funds totaled nearly 50% of Janus's total assets under management. We are also pleased with the ability of the subsidiaries to develop alternative distribution and service options for shareholders and the contributions of these actions to year-end results.

We believe Stilwell is well-positioned to build on the momentum generated during 1999 and 2000. Each of Stilwell's investments - Janus, Berger, Nelson and DST - continues to develop and promote its brand name and its comparative advantages. During the third and fourth quarters of 2000, as part of Stilwell's $1 billion stock repurchase program, the Company repurchased more than 7 million shares of its common stock through open market transactions. We believe that this investment, much like the investment in our various subsidiaries and affiliates, will prove to be value-enhancing to our existing shareholders. Additionally, we believe the purchase of Janus stock from Tom Bailey will provide an outstanding opportunity to enhance the management incentives at Janus.

We are honored to have Robert Skidelsky join the Stilwell Board. His international status in economics and open-market reform will contribute greatly to Stilwell as an increasingly global and diversified financial services organization."

Shareholders and other interested parties are invited to listen to Stilwell's fourth quarter earnings presentation by calling (800) 289-0437, code #417248, at least ten minutes prior to the 1:00 EST start time of the presentation. The accompanying slides to the presentation are expected to be available on the Stilwell web site (http://www.stilwellfinancial.com). Additionally, a replay of the presentation will be available for one week by calling (719) 457-0820 or
(888) 203-1112, code #417248.

                             * * * * * * * * * *


This press release includes statements concerning potential future events involving the Company, which could materially differ from the events that actually occur. The differences could be caused by a number of factors including those factors identified in Stilwell's Registration Statement on Form 10 dated June 15, 2000 and filed by the Company with the Securities and Exchange Commission (Commission file no. 001-15253). The Company will not update any forward-looking statements in this press release to reflect future events or developments.

                        (Financial Information Attached)

                              ............. The End

                             STILWELL FINANCIAL INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                  (dollars in millions, except per share data)
                                  (Unaudited)

                                                     Three Months Ended                        Year Ended
                                                        December 31,                          December 31,
                                                  -----------------------               ------------------------
                                                   1999              2000                  1999             2000
                                                   ----              ----                  ----             ----
Revenues:
   Investment management fees                     $  317.1         $ 435.8              $  992.8         $1,850.7
   Shareowner servicing fees                          60.3            78.6                 191.4            338.2
   Other                                               8.2            16.1                  28.1             59.2
                                                  --------         -------              --------         --------
         Total                                       385.6           530.5               1,212.3          2,248.1
                                                  --------         -------              --------         --------
Operating Expenses:
  Compensation                                        97.8           103.2                 316.5            490.5
  Marketing and promotion                             19.6            26.5                  71.5            103.5
  Alliance and third party administrator fees         46.8            77.8                 143.0            314.9
  Depreciation and amortization                       10.7            24.2                  35.4             81.2
  Professional services                                6.5            18.7                  25.8             67.7
  Other                                               31.4            36.9                 101.8            154.0
                                                  --------         -------              --------         --------
        Total                                        212.8           287.3                 694.0          1,211.8
                                                  --------         -------              --------         --------

Operating Income                                     172.8           243.2                 518.3          1,036.3

Equity in earnings of unconsolidated affiliates       12.6            21.9                  46.7             70.8
Interest Expense - Kansas City
  Southern Industries, Inc.                           (3.5)            -                    (5.9)            (0.7)
Interest Expense - third parties                       -              (1.9)                  -               (7.0)
Gain on litigation settlement                          -               -                     -               44.2
Gain on sale of Janus common stock                     -               -                     -               15.1
Other, net                                             8.9            11.6                  27.4             43.7
                                                  --------         -------              --------         --------

   Income before taxes and minority interest         190.8           274.8                 586.5          1,202.4

Income tax provision                                  73.6            96.2                 216.1            427.0
Minority interest in consolidated earnings            18.7            25.4                  57.3            111.7
                                                  --------         -------              --------         --------
Net Income                                        $   98.5         $ 153.2              $  313.1         $  663.7
                                                  --------         -------              --------         --------

Per Share Data:
--------------

Weighted Average Common
     shares outstanding (in thousands) (1)         223,000         220,668               223,000          222,445
                                                  --------         -------              --------         --------

Basic Earnings per Common Share                   $   0.44         $  0.69              $   1.40         $   2.98
                                                  --------         --------             --------         --------

Diluted Common
   shares outstanding (in thousands) (1)           223,000         226,689               223,000          225,423
                                                  --------         -------              --------         --------

Diluted Earnings per Common Share                 $   0.43         $  0.66              $   1.38         $   2.90
                                                  --------         -------              --------         --------



(1) All share and per share information included herein reflects a stock split declared by the Stilwell Board of Directors on June 13, 2000 to accommodate the spin-off of Stilwell from Kansas City Southern Industries, Inc. ("KCSI") on July 12, 2000. For every one share of KCSI common stock, two shares of Stilwell common stock were issued to KCSI shareholders of record as of June 28, 2000. Stock options are included in the respective periods for the proportionate number of days outstanding during each period. In connection with the spin-off, Stilwell issued stock options for Stilwell common stock to holders of KCSI stock options. There were no dilutive securities outstanding during 1999; accordingly, the number of basic and dilutive common shares for earnings per share computations are the same. Additionally, the accumulations of Basic and Diluted Earnings per Common Share for the three quarters in 1999 and 2000 do not necessarily total the Basic and Diluted Earnings per Common Share for the nine months ended September 30, 1999 and 2000, respectively.